Exhibit 99.1

SABA ANNOUNCES RESULTS OF INTERNAL ACCOUNTING REVIEW

Redwood Shores, Calif., June 29, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, announced today the results of the accounting review voluntarily initiated by the Audit Committee of its Board of Directors. That review, which is substantially complete, was conducted by the Committee with the assistance of independent professional advisors.

The Audit Committee identified instances of improper time-recording in the Company’s professional services business, in some cases at the direction of supervisors. The Audit Committee also determined that the Company prematurely recorded revenue of $271,000 on an international transaction in the quarter ended November 30, 2010.

The Board of Directors has adopted the Committee’s findings, and has directed management to conduct additional work to evaluate the potential impact of the findings on the Company’s accounting and revenue recognition. The Company is performing its analysis but has not reached a determination about whether a restatement will be required with respect to any of the Company’s historical financial results. Until such a determination is made, the Company’s historical financial results should not be relied upon.

The Audit Committee further concluded as a result of the review process that the Company’s executive officers did not participate in or otherwise have knowledge of the issues identified above.

The Board and the Audit Committee have also directed management to consider a number of remedial measures.

“I want to thank the members of the Audit Committee for their hard work and diligence in the accounting review process,” said Bobby Yazdani, Saba’s founder and CEO. “I’m confident that Saba will emerge a stronger company as a result of their efforts.”

Related Compliance Matters

As previously reported, the Company has delayed its filing with the SEC of its Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012 (the “Form 10-Q”) as a result of the Committee’s review process. The Company notes the following information relating to the delayed filing:

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NASDAQ – The Listing Qualifications Staff of the NASDAQ Stock Market LLC has notified Saba that the Staff has determined to grant the exception period requested in the Company’s plan of compliance to enable the Company to regain compliance with the NASDAQ filing requirement. According to the terms of the exception, the Company must file the Form 10-Q on or before October 8, 2012.

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Credit Facility - On June 28, 2012, the Company entered into a third letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which Wells Fargo extended to July 31, 2012 the time for the Company’s delivery to Wells Fargo of the Form 10-Q and financial statements for its fiscal quarter ended February 29, 2012 under the Credit Agreement between the Company and Wells Fargo.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets — its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the substantial completion of the internal accounting review conducted by the Audit Committee and statements relating to the Company’s evaluation of the matters identified by the accounting review process as well as Saba’s efforts to regain compliance with NASDAQ filing requirements. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the nature and scope of the issues identified during the Audit Committee’s accounting review. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the NASDAQ listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Saba

Roy Lobo, 650-696-1610

VP of Investor Relations

roylobo@saba.com